Exhibit 4.30

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

GLOBAL AGREEMENT

THIS AGREEMENT is effective as of 1 July 2017 and made between:

(1)         AMADEUS IT GROUP, S.A., a Spanish company having its principal place of business at Salvador de Madariaga 1, 28027 Madrid, Spain (“Amadeus”); and

(2)         Yatra Online Private Limited, an Indian company having its registered office at B2, 202, Second Floor, Marathon Innova, Marathon Nextgen Complex, Opp. Peninsula Corporate Park, Off. Ganpatrao Kadam Marg, Lower Parel West, Mumbai — 400013, Maharashtra India (“Customer”).

(each a “Party” and collectively the “Parties”)

RECITALS

WHEREAS, the Amadeus Group has developed and is operating a fully automated reservations and distribution system (the “Amadeus System”), with the ability to perform comprehensive information, communications, reservations, ticketing and related functions on a world-wide basis;

WHEREAS, Amadeus has the ability to support travel agency customers through each Amadeus ACO to meet the customers’ product, service and support needs;

WHEREAS, Customer Offices desire to utilize the Amadeus System in the Territory;

IT IS AGREED:

1.              DEFINITIONS

In this Agreement:

1.1                               “Additional Products” means any Amadeus or third party products, Software, Amadeus Equipment or services ordered by Customer Offices from Amadeus after execution of this Agreement.

1.2                               “Amadeus Group” means the group of legal entities founded to organize, develop, operate and distribute the Amadeus System and other Amadeus products and services.

1.3                               “Amadeus ACO” means each Amadeus commercial organization that is a member of the Amadeus Group distributing the Amadeus System and/or related products and services within the Territory.

1.4                               “Amadeus System” or “System” means the global distribution system (GDS) being developed, operated and distributed by the Amadeus Group.

1.5                               “Amadeus System Data” means data and information made available to Customer Offices through the Amadeus System.

1.6                               “Booking” means an individual air (“Air Booking”), car or hotel (“Non-Air Booking”) reservation entry, or entries in the itinerary portion of a PNR booked and processed in the Amadeus System which has not been cancelled, unconfirmed or unfulfilled and, in the case of an Air Booking, has had a ticket or similar document issued (“Ticketed Booking”). The Parties will assume that the number of Ticketed Bookings correspond to the number of Air Bookings unless demonstrated otherwise in Amadeus’ automated record.

1.7                               “Control” means, with respect to an entity, the possession, directly or indirectly, of the power or right to direct or cause the direction of the management or policies of entity, whether through the ownership of share capital and/or voting securities, by contract or otherwise, it being understood that beneficial ownership of over fifty per cent or more of the voting securities of another person shall in all circumstances constitute control of such other person and “Controlled” and “Controlling” shall be construed accordingly.

1.8                               “Customer Equipment” means equipment, hardware, software and any other material that is not provided by Amadeus or the applicable Amadeus ACO.

1.9                               “Customer Offices” means Customer and any entity identified on Exhibit 2.

1.10                        “Data Breach” means a breach of the obligations under Section 10.5.2 by any entity in the Amadeus Group which results in a Data Event.

1.11                        “Data Event” means the destruction, loss, unauthorized access or alteration of Customer data in the Amadeus System.

1.12                        “Effective Date” means 1 July 2017.

1.13                        “Eligible Booking” means a Booking which is not a Non-Eligible Booking on which Amadeus may apply an incentive scheme and which is described on Exhibit 6 of this Agreement.  For clarification, for purposes of any incentive schemes hereunder, Eligible Bookings count for a particular Customer Office only where the Customer Office is the last owner of the Booking.

1.14                        “Equipment” means hardware provided by an Amadeus ACO.

1.15                        “External Ghost Bookings” means Ghost Bookings created on Providers not available in the Amadeus System.

1.16                        “Ghost Bookings” means a Booking that is created in the Amadeus System for information purposes, stored in the PNR but it is never sent to the Provider. Ghost Bookings can be used for pricing only, not for ticketing.

1.17                        “Interest” means an interest rate of seven and a half percent (7.5%), and compounded annually from the Effective Date.

1.18                        “Irregular Ghost Booking” means a Ghost Booking created on a Provider that is available in the Amadeus System.

1.19                        “Non-Eligible Booking” means a Booking on which Amadeus does not apply an incentive scheme and which is described on Exhibit 6 of this Agreement.

1.20                        “Normal Business Hours” means the normal business hours of the applicable Amadeus ACO and/or its Equipment maintenance provider, as applicable.

1.21                        “Office ID” means each unique Amadeus office identification code set-out in Exhibit 2 and any other such codes as may be notified to Amadeus using the form attached as Exhibit 7 (Changes to Office IDs).

1.22                        “Personal Data” means customer personal data with the meaning given to it in the directive 95/46 EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data that is stored in the Amadeus System.

1.23                        “PNR” means passenger name record.

1.24                        “Provider” means a provider of travel related services that makes its data available through the Amadeus System.

1.25                        “Software” means software and documentation provided by Amadeus or an Amadeus ACO or their third party providers.

1.26                        “Subscriber Agreement” means an agreement between an Amadeus ACO and a Customer Office covering the provision of the Amadeus System, Software, Equipment and/or other related products and services.

1.27                        “Taxes” means all applicable VAT and other tax or fee imposed by any governmental authority arising out of or relating to the products and services provided hereunder.

1.28                        “Territory” means the markets identified in Exhibit 2 and any other market as may be mutually agreed by the Parties in an amendment hereto.

1.29                        “Transaction” or “Central System Transaction” means a request to process data that is transmitted to the Amadeus System.  Multiple data elements transmitted to the Amadeus System in a string will be counted as one Transaction.  Data elements transmitted via wizards, macros, robotics and similar means may result in multiple Transactions that are not apparent to the user.  A “Central System Transaction” means a Transaction on the Amadeus System not including low fare search transactions (e.g., Master Pricer).

1.30                        “Unproductive Booking” means a booking that has been cancelled, unconfirmed or unfulfilled in the Amadeus System.

1.31                        “User” means an individual that accesses the Amadeus System through a Website.

1.32                        “Usage Policy” means the Amadeus security measures available at the Amadeus communication channels.

1.33                        “Website” means any internet web-site or mobile application owned and operated by a Customer Office that is made available to Users.

1.34                        “Year” means each successive twelve-month period from the Effective Date.

2.              SCOPE/CONTRACTING WITH CUSTOMER OFFICES

2.1                               Scope Generally.

2.1.1                     Access to the Amadeus System. The applicable Amadeus ACO will provide access to the Amadeus System to Customer Offices.  For the rendering of such services, Amadeus and/or the Amadeus ACOs may provide Customer Offices with the Equipment, Software and other products and services identified on the attached Exhibits (or which may otherwise be made available from time to time at prevailing charges), which will be subject to the standard terms and conditions on Exhibit 5.

2.1.2                     Use and distribution of the Amadeus System.  Customer Offices will use the Amadeus System within the Territory according and subject to the terms and conditions herein in exchange for the Incentive payments identified on and subject to Exhibit 3.

2.2                               Customer Offices.  This Agreement applies only to the Customer Offices in the Territory subject to the following:

2.2.1                     Non-Amadeus System User. In the event a Customer Office acquires new business in the Territory that is not then an Amadeus System user, then such acquired entity may, upon advance notice from Customer, immediately come under the terms and conditions of this Agreement.

2.2.2                     Amadeus System User.  In the event a Customer Office acquires business that is already utilizing the Amadeus System and Customer desires such business to fall under this Agreement then such business will come under this Agreement on a case by case basis as mutually agreed by the Parties.

2.2.3                     Change of Control. In the event any entity acquires or merges with any Customer Office operations and is already utilizing the Amadeus System, then such business will come under this Agreement on a case-by-case basis as mutually agreed by the Parties.  Either Party may terminate this Agreement in the event the terminating Party’s direct competitor acquires Control of the other Party or, in the case of Amadeus, where an entity already under an Amadeus System user agreement acquires Control of the Customer.  The Parties will use their good faith efforts to address any concerns arising out of the change of Control event with the goal of avoiding termination of this Agreement. For clarification, Section 3.3 will apply in the event of any termination under this paragraph.

2.3                               Contracting with Customer Offices.

2.3.1                     Customer Offices.  Customer Offices will not need to sign a Subscriber Agreement with the local Amadeus ACO so long as (i) such Amadeus ACO is Controlled by Amadeus and (ii) the Customer Office and the Amadeus ACO in the applicable market execute the form attached hereto as Exhibit 1 (the “Acknowledgment”).  The executed Acknowledgment and its attachments will constitute an agreement between the Amadeus ACO and the Customer Office to the applicable terms and conditions of this Agreement, including the terms and conditions stated on Exhibit 5 (Standard Terms and Conditions), except to the extent the terms and conditions are expressly intended to apply solely to the Parties. The Customer Office and the applicable Amadeus ACO have the option of executing a Subscriber Agreement instead of the Acknowledgment if the Customer Office and/or the local Amadeus ACO prefer for tax, accounting or other reasonable basis.  In no event, however, will any Subscriber Agreement grant rights or impose obligations on a party thereto that are broader or more restrictive than the terms and conditions herein.

The Customer Office and Amadeus ACO will agree to local terms and conditions necessary to cover any situations unique to that particular market (e.g., ordering additional Equipment, Software, other products and services, local legal requirements, and third party vendor requirements) with said terms and conditions being documented as an amendment to the applicable Acknowledgment or a separate document.  Amadeus ACOs will have the right to terminate the arrangement entered into pursuant to the Acknowledgment or separate document in the event the applicable Customer Office ceases to qualify as a Customer Office hereunder.

2.3.2                     Uncontrolled Amadeus ACOs. In situations involving an Amadeus ACO which is not Controlled by Amadeus, the applicable entities will need to enter into a Subscriber Agreement provided by such uncontrolled Amadeus ACO or amend their existing Subscriber Agreement, as necessary to reflect any applicable terms and conditions herein.  The Parties will use their good faith efforts to help ensure that the terms and conditions of this Agreement that are intended to be applicable to Customer Offices should not be rendered ineffective by any terms and conditions of such Subscriber Agreements.

3.              TERM/TERMINATION

3.1                               Term. This Agreement shall be in effect for a term of six (6) years beginning with the Effective Date and ending on June 30, 2023 (the “Term”).

3.2                               Right to Terminate.  A Party shall be entitled to terminate this Agreement immediately upon written notice in the event that:

(i)                                     the other Party becomes insolvent, makes any assignment for the benefit of creditors, offers a composition or extension to creditors, suspends payment, consents to or suffers the appointment of a receiver, a trustee, a committee of creditors or a liquidating agent files or has filed against it a petition in bankruptcy or seeking reorganisation, arrangement or readjustment of its debts or its dissolution or liquidation or for any other relief under any bankruptcy or insolvency law and upon demand of the first Party, unless a guarantee is raised to the benefit and satisfaction of the first Party; or

(ii)                                  the other Party does not comply with the terms and conditions of this Agreement or the Acknowledgment, as applicable, and such non-compliance constitutes a material breach of contract and the other Party does not rectify the breach within 30 days from the first Party’s written notice specifying the breach.  Any such notice shall describe in detail the facts and circumstances supporting the allegation of breach; or

(iii)                               as otherwise expressly provided in this Agreement or applicable law.

Entities to an Acknowledgment will not terminate the Acknowledgment without the express written consent of their related Party.

3.3                               Effect of Termination.  In the event of termination of this Agreement for any reason, the following will apply:

(i)             Return Of Property.  The Parties will return to the affected Party all (i) Confidential Information belonging to the other Party, and (ii) any Software, Equipment and any other related documentation and materials that belong to the other Party.

(ii)          Payment/Repayment of Incentive.  Except as may otherwise be identified on an Exhibit or supplement hereto, Amadeus will pay to Customer all Incentives earned up until the date of termination, and Customer will repay to Amadeus any bonuses, funds or any other Incentives of any type that were advanced to Customer in exchange for future Booking production after the date of termination.

(iii)       Liquidated Damages.  In addition to any payments pursuant to 3.3(ii) above, Customer shall also pay to Amadeus an amount of [***] US dollars ($[***] USD) (“Liquidated Damages”), plus Interest, provided that such Liquidated Damages will not be required to be paid in the event of termination pursuant to either Section 2.2.3, 10.2, 10.3 or Section 2.1 of Exhibit 3 hereunder. The Liquidated Damages shall be reduced up to the maximum percentages in accordance with Table 3.3 below provided that the LD Targets (as listed in Table 3.3 below) have been achieved. In case an annual LD Target is not achieved, then the applicable percentage shall be proportionally reduced for such Year.

Table 3.3

Year of termination	LD Targets (Eligible Bookings)	Percentage reduction of Liquidated Damages
Year 1	[***]	[***]
Year 2	[***]	[***]
Year 3	[***]	[***]
Year 4	[***]	[***]
Year 5	[***]	[***]
1 July 2022 to 31 Dec 2022	[***]	[***]

Examples:

(1)         If Customer has achieved the LD Targets for Years 1 and 2, and the Agreement is terminated during Year 3 when Customer has achieved only [***]% of the Year 3 LD Target, then the Liquidated Damages shall be reduced by [***]% (i.e., [***]% for Year 1, [***]% for Year 2 and [***]% for Year 3) and Customer shall pay $[***] USD.

(2)         If Customer has achieved all the LD Targets, and the Agreement is terminated during the second half of Year 6 (i.e., after 31 December 2022), then no Liquidated Damages shall be payable.

(iv)      The Parties agree that the amounts stated herein are genuine estimates of the real loss Amadeus will suffer and costs Amadeus will incur as a result of the early termination of the Agreement.

4.              ECONOMIC CONDITIONS / PRODUCTS AND SERVICES

4.1                               Payments by Amadeus/Amadeus ACOs.

4.1.1                     Incentives. In exchange for the Customer Offices’ use and distribution of the Amadeus System as described herein, Amadeus will pay the Customer the Incentives identified on Exhibit 3.

4.1.2                     Allocation by Customer. Customer shall be solely responsible for the payment of Incentives to the other Customer Offices in such manner and amounts as those parties see fit, acting in their sole and absolute discretion.  Amadeus is not obliged to monitor or verify the payment of any Incentives between the Customer Offices. Customer shall be responsible for complying in all respects with all applicable laws and regulations (including exchange controls) to which it may be subject in relation to the payment of Incentives and their allocation as between the Customer Offices.

4.1.3                     Invoicing. Invoicing and payment terms are specified in Exhibit 3.  If not specified, then payment terms will be according to Amadeus’ or the applicable Amadeus ACO’s current practice as of the Effective Date.  For clarification, Customer Offices will not be paid any Incentives for Bookings unless otherwise agreed in writing by the Parties.

4.1.4                     Indemnity. Customer will indemnify Amadeus or the applicable Amadeus ACO against all costs, losses, damages, expenses or claims arising out of or in connection with: (i) a payment by Amadeus or an Amadeus ACO to a Customer Office which amounts to an additional payment for the same Booking compensated under this

Agreement; (ii) a payment by Amadeus to Customer for a Booking under this Agreement that is an additional payment for the same booking compensated under a separate agreement with a third party; (iii) the fraudulent transfer of Bookings from an Office ID of Customer to the Office ID of a third party for the purpose of obtaining economic advantages; or (iv) Customer having Bookings fulfilled in a market paying higher Incentives than the market in which the Booking was booked and would, in the normal course of Customer Office operations, have been fulfilled in the same market as such Booking was booked. Amadeus and/or the Amadeus ACO, as applicable, may set off any amounts owed to Customer Offices by amounts owed by Customer Offices to Amadeus or the Amadeus ACO, as applicable.

4.2                               Products and Services / Charges.

4.2.1                     Generally. Amadeus or the applicable Amadeus ACO will provide Customer Offices with the Equipment, Software and other products and services identified on the attached Exhibits and other products and services that may be made available from time to time by Amadeus or the Amadeus ACO. All products and services are subject to the standard terms and conditions indicated on Exhibit 5 (Standard Terms and Conditions) hereto and as may otherwise be agreed between Amadeus or the applicable Amadeus ACO and Customer Office.

4.2.2                     Charges. Charges for products and services are stated in the attached Exhibits or, if not stated, will be at prevailing rates.  Charges are exclusive of Taxes which will be added if applicable. Without prejudice to the above, Amadeus and/or the applicable Amadeus ACO reserve the right to apply at any time charges or fees for products and/or specific functionalities that are offered at no specified cost by Amadeus and/or the applicable Amadeus ACO to Customer Offices as of the Effective Date.  Charges begin as per local Amadeus ACO practice or as otherwise agreed between the applicable parties. Payment obligations under prior agreements will continue notwithstanding this Agreement until such prior obligations are satisfied.

4.2.3                     Increase in Charges.  Charges may be increased (i) upon [***] days advance written notice only once a year with a maximum of [***]%, except that charges may be increased (ii) [***] In the event of any increase in charges by more than [***]%, and after good faith negotiation to avoid termination, the affected Customer Office(s) can terminate the applicable product or service, or if applicable this Agreement, upon [***] days’ notice to Amadeus or the applicable Amadeus ACO.  Affected Content situations or other charges as may relate to Provider content are neither subject to the [***]% cap above nor any notice or termination terms and conditions of this Section 4.2.

4.2.4                     Payment Terms.   Unless otherwise agreed in writing between the Parties or the parties to an Acknowledgment, as applicable, payment of charges are due within thirty (30) days of invoice.  Amadeus and Amadeus ACOs reserve the right to charge interest on late payments equal to two percentage points above the three (3) month Euribor rate effective on the payment due.  Such interest shall be charged from and including the first value date until the date of payment of the amount due on a 360 day basis.  Other payment terms may apply as provided on the attached

Exhibits and, if not described herein, according to local Amadeus ACO practice as of the Effective Date.

4.2.5                     Suspension of Services. Amadeus and/or the applicable Amadeus ACO may, without notice or liability to any Customer Office, suspend or limit access to the Amadeus System by Customer Offices and/or any products or services provided hereunder or pursuant to any local agreements if Customer Office(s) do not pay any invoice within thirty (30) days after the invoice date. During such suspension, Customer Offices will remain liable for all recurring charges and for any reconnection charges. Further, Amadeus and/or Amadeus ACOs may, without notice or liability to Customer, inhibit ticketing if any Provider, ATA/ IATA or any other similar industry authority so requests.

4.3                               Taxes.   The Parties agree to comply with any and all applicable Tax laws and regulations. Charges for products and services and payment of the Booking Incentives, Advance and any Liquidated Damages are exclusive of Taxes. For the transactions contemplated hereunder, Amadeus shall be liable for any Taxes which must be paid to Spanish tax authorities and Customer shall be liable for any Taxes which must be paid to Indian tax authorities. Should Customer be required under applicable law to withhold or deduct any portion of the payments due to Amadeus as Liquidated Damages or repayment of any portion of Advance, then the sum payable to Amadeus will be increased by the amount necessary to yield to Amadeus an amount equal to the sum it would have received had no withholdings or deductions been made. Payment to Amadeus for products and services (such as those described in Exhibit 4 hereof) shall be subject to statutory withholding, and the Customer shall provide Amadeus with formal withholding certificates for all amounts withheld. The Parties will cooperate in good faith to obtain refunds of any taxes paid to the authorities that should not have been charged and/or paid. The Parties’ agreement to this clause is based on tax laws and regulations effective as of the Effective Date.

Should there be a material change in tax laws or regulations which affect the transactions hereunder, the Parties shall discuss in good faith possible changes to their respective tax obligations pursuant this clause.

5.              WARRANTIES / DISCLAIMER OF WARRANTIES

5.1                               Corporate Authority.  Each Party and each party to an Acknowledgment warrant that they have the corporate authority to enter into and perform the obligations described in this Agreement.

5.2                               Data Transfer.  Customer Offices represent and warrant that they have all necessary consents and approvals from their respective clients and customers, as applicable, to allow Amadeus and the Amadeus ACOs to process all data relevant to the transactions contemplated by this Agreement including all credit card data and Personal Data.

5.3                               Warranty Disclaimer.  EXCEPT SOLELY FOR ANY WARRANTIES EXPRESSLY IDENTIFIED HEREIN, THE PARTIES AND EACH PARTY TO AN ACKNOWLEDGMENT HEREBY WAIVES ALL WARRANTIES EXPRESSED OR IMPLIED INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OF ANY EQUIPMENT, SOFTWARE, THE SYSTEM, DATA OR OTHER PRODUCTS OR SERVICES FURNISHED HEREUNDER. IN PARTICULAR, BUT NOT BY WAY OF LIMITATION, AMADEUS AND EACH AMADEUS ACO DISCLAIMS ANY WARRANTY THAT IT WILL PROVIDE IN THE AMADEUS SYSTEM DATA FROM

ANY PARTICULAR PROVIDER OR THAT THE AMADEUS SYSTEM OR ANY SOFTWARE, EQUIPMENT OR DATA IS PROVIDED ERROR FREE OR THAT ANY OF THEM WILL OPERATE OR BE PROVIDED WITHOUT INTERRUPTION.

6.              OWNERSHIP AND CONFIDENTIALITY

6.1                               Ownership. Any and all intellectual property rights and other proprietary rights to the Amadeus System and the Software, Equipment, documentation and know-how related thereto constitutes Amadeus’ or its licensors proprietary property.  Amadeus or its licensors retain all right, title and interest in such property including any and all development performed by the Amadeus Group or its affiliated entities.

6.2                               Access to the System.  Customer Offices shall limit use of and access to the Amadeus System to Customer Office employees and agents as are required to comply with Customer Office obligations hereunder, and Customer Offices shall take all reasonable actions as may be necessary to preserve the confidentiality of the Amadeus System including all data contained therein and to prevent the transfer or disclosure thereof to other persons.

6.3                               Confidentiality Generally.  The content and terms of this Agreement are confidential and shall not be disclosed by any party hereto, or affiliate thereof, to any other entity except with the prior written consent of the applicable party.  “Confidential Information” includes, but is not limited to, any software, documentation, financial information, business plans, source code, and/or any other confidential and proprietary material, information or knowledge of a party which is in written form and marked “Confidential” or similar marking as well as copies hereof which a Party or a party to an Acknowledgment (“Receiving Party”) receives from the other Party or other party to an Acknowledgment (“Disclosing Party”) as a consequence of this Agreement or the Acknowledgment.  The Receiving Party shall use its commercially reasonable efforts, and no less effort than used by the Receiving Party to protect its own Confidential Information, to not disclose, copy or in any other way duplicate the Confidential Information of the Disclosing Party in whole or in part without the prior written consent of the Disclosing Party.  “Confidential Information” does not include information that is (a) already in the public domain, (b) disclosed by any other third party not under an obligation of confidentiality, and (c) independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information. Upon termination of this Agreement, each Receiving Party shall without delay return all the Confidential Information to the Disclosing Party.  Notwithstanding anything to the contrary stated herein, Amadeus will be permitted to use information contained in PNRs generated by Customer Offices as required by applicable law, regulation or rule by governing authorities or as required to provide the services under this Agreement or any other agreement with Customer Offices.

Further, and in further exchange of the benefits conferred to Customer Offices herein, Customer agrees and consents to the identification of all Customer Offices in any Amadeus products, services and solutions including marketing, booking and sales data that Amadeus or any other company of the Amadeus Group decides to make available in the normal course of their business.  Further, Amadeus may use Amadeus System Data for the provision of itinerary and other information, and/or offer additional services directly to travellers via checkmytrip.com, TripConcierge or any similar site or application.

The obligations of the Parties under this Section 6.3 will apply during the Term of this Agreement and shall survive its termination for a time of five (5) years.

7.              PROVIDER DATA / BOOKING DATA / UNFULLFILLED RESERVATIONS

7.1.                            Provider Data. Customer Offices acknowledge and agree that it is the Provider’s responsibility, and not Amadeus’ or the Amadeus ACOs’, to ensure that the information supplied and stored in the Amadeus System is accurate and properly updated. Therefore, neither Amadeus nor the Amadeus ACO will be liable for the content, accuracy, use or continued availability of any data or information contained in the Amadeus System.

7.2                               Booking Data.  Data created by a Customer Office in relation to a Booking (“Booking Data”) is the Customer Office’s sole responsibility.  Customer Offices shall ensure that Booking Data complies with applicable law.  Amadeus reserves the right to require Customer Offices to take corrective action to correct any incorrect, misleading or defamatory Booking Data.  Amadeus may suspend access to such Booking Data if such corrective action is needed and not taken.

7.3                               Unfulfilled Reservations.  Neither Amadeus nor the Amadeus ACOs will be responsible for any reservations booked through the Amadeus System that are not honoured by the applicable Provider.

8.              LIMITATION OF LIABILITY

8.1                               IN NO EVENT WILL A PARTY OR ANY PARTY TO AN ACKNOWLEDGMENT BE RESPONSIBLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECULATIVE SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND ARISING FROM ANY ACTIVITIES OR OTHERWISE UNDER THIS AGREEMENT OR AN ACKNOWLEDGEMENT.  IN NO EVENT IS EITHER PARTY OR PARTY TO AN ACKNOWLEDGEMENT LIABLE FOR LOST PROFITS.

8.2                               EXCEPT FOR (A) SUMS ACCRUED AND UNPAID UNDER THIS AGREEMENT OR AN ACKNOWLEDGMENT OR SUPPLEMENTS THERETO, (B) SUMS EXPRESSLY IDENTIFIED AS BEING REPAYABLE UNDER THIS AGREEMENT OR AN ACKNOWLEDGMENT OR RELATED SUPPLEMENT, (C) DIRECT DAMAGES ARISING FROM BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6 ABOVE, (D) DIRECT DAMAGES FOR FAILURE TO RETURN ANY EQUIPMENT OR SOFTWARE AFTER TERMINATION OF THIS AGREEMENT, (E) EXPRESS INDEMNITY OBLIGATIONS UNDERTAKEN HEREUNDER, AND (F) DIRECT DAMAGES ARISING OUT OF A PARTY’S OR A PARTY TO AN ACKNOWLEDGMENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY AS BETWEEN EACH OTHER, AND NEITHER PARTY TO AN ACKNOWLEDGMENT AS BETWEEN THEM, WILL BE LIABLE TO THE OTHER FOR ANY OTHER DAMAGES, INCLUDING DAMAGES FOR DATA BREACHES, IN EXCESS OF FEES OR SUMS DIRECTLY RECEIVED BY THE OTHER APPLICABLE PARTY IN THE THREE MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO LIABILITY LESS SUMS PAID FOR PRIOR LIABILITY EVENTS BY SUCH PARTY.

A claim by a Party may relate to both: (a) a Data Event; and (b) Confidential Information (Section 6.3), (a “Dual Faceted Claim”). The Parties do not intend that a Party making a Dual Faceted Claim can avoid limits or exclusions otherwise applicable to such claim under Section 8 by framing the claim as a breach of Section 6.3 to the extent that it relates to a Data Event. Accordingly, to the extent that the Dual Faceted Claim relates to a breach of Section 6.3 it shall be subject to the limits and exclusions set out in Section 8.2 for Data Breaches.

9.              DISPUTE RESOLUTION

9.1                               Generally — Claims Involving Owned Affiliates.  All questions of liability as between the Parties and each of their wholly owned or Controlled affiliates will be dealt with by the Parties.  The Parties shall ensure that such wholly owned or Controlled entities assign any and all claims and liabilities that they may have against one another, whether such claims arise out of warranty, contract, tort or otherwise, except solely as provided below, to the respective Party.  If any such wholly owned or Controlled party brings any claim against the other Party (or its affiliated entities) except as provided below, then the Party against whom such claim is brought will be entitled to immediate dismissal of such claim and reimbursement of any and all attorneys’ fees necessary to obtain such dismissal.

9.2                               Local Disputes.  Notwithstanding the provisions of Section 9.1 above, the following local disputes arising between the wholly owned or Controlled affiliates described in Section 9.1 will be dealt with by such parties under local law and not by the Parties.

(i)                    collection of unpaid invoices or refunds;

(ii)                 claims for personal injury or damage to personal property;

(iii)              claims for return, or the replacement value, of any Equipment or Software;

(iv)             breach of Section 6.3 affecting a party to an Acknowledgment;

(v)                claims seeking to enforce any local third party rights or obligations, as applicable; and

(vi)             claims for equitable relief.

Any such dispute will be subject to all terms and conditions of this Agreement including, but not limited to, all limitations of liability and remedies stated herein, but will not be subject to Sections 9.4 or 10.9 (local law, excluding conflict of laws jurisprudence, in the jurisdiction where the Amadeus ACO is located will apply) and the nature of any claim and its proceedings will be entirely at the discretion of the entity bringing an action.

9.3                               Claims Involving Uncontrolled Amadeus ACOs.  Claims involving an Amadeus ACO not Controlled by Amadeus, will be dealt with (i) solely between the entities that are parties to the applicable Subscriber Agreement, and (ii) pursuant to the Subscriber Agreement and applicable local law.

9.4                               Arbitration.  As between the Parties, any question concerning the existence, validity, or termination of this Agreement, and any other dispute arising out of or relating to this Agreement, that cannot be resolved by agreement between the Parties shall be finally settled by arbitration according to the ICC Rules and the following:

9.4.1                     The number of arbitrators shall be three.  Each Party shall nominate one arbitrator for confirmation by the ICC.  If a Party fails to nominate an arbitrator within the time period specified by the ICC Rules, the ICC Court of Arbitration shall appoint an arbitrator for that Party.  The arbitrators nominated by (or on behalf of) the Parties shall, within 21 days after their confirmation by the ICC Court of Arbitration, agree on a third arbitrator who shall act as the chairman failing which the third arbitrator shall be appointed by the President of the ICC Court of Arbitration (or his designee) within 21 days of a request by a Party.

9.4.2                     The language of the arbitration shall be English.

9.4.3                     The decision of the arbitrators shall be final, conclusive and binding on the Parties. Any court or authority of competent jurisdiction may enforce any award rendered by the arbitrators.

9.4.4                     The place of the arbitration shall be Singapore.

9.4.5                     Any monetary award shall be denominated in US Dollars.

9.4.6                     The arbitrators shall be strictly bound to follow the terms and conditions of this Agreement including, but not limited to, all warranty disclaimers and limitations of liability provided herein.

10.       MISCELLANEOUS

10.1                        Assignment.  Unless otherwise provided herein, neither Party nor any party to an Acknowledgment shall assign or otherwise transfer any of its rights or obligations hereunder to any third party without prior written consent of the other Party or party to an Acknowledgment, as applicable. Such consent shall not be unreasonably withheld or delayed.

10.2                        Force Majeure. Neither Party shall have any liability for any delay or failure to perform its obligations (except payment obligations) hereunder to the extent such delay or failure is the result of any act or event that is beyond such Party’s reasonable control (“Force Majeure Event”). Force Majeure Events include, but are not limited to, acts of god, war, lightning, fire, storm, flood, earthquake, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, strikes or industrial disturbances, sabotage and act of vandalism, criminal (including, but not limited to, crime that involves a computer, a network, or the internet, including computer-related extortion, fraud and forgery, and unauthorized access to or interference with data, identity theft, software and media piracy, web-site vandalism, release of viruses and worms, (distributed) denial of service attacks, invasion of privacy, cyber-spying and illegal hacking) or terrorists acts by third parties, interruption or degradation of any third party communications system or the internet, or any action of a governmental entity and similar events. If a Party experiences a Force Majeure Event, it shall promptly provide written notice thereof to the other Party and shall use all reasonable efforts to remove, avoid or mitigate the consequences of such Force Majeure Event.

10.3                        Change in Law. If there is a change in any statute, rule, regulation or order which has or will have a direct or indirect material adverse effect upon the benefits of this Agreement to either Party, then the affected Party will notify the other Party to propose any changes to this Agreement which both Parties agree are appropriate, including, but not limited to, early termination of this Agreement by giving ninety (90) days advance notice of termination.  For clarification, Section 3.3 will apply in the event of any termination under this paragraph.

10.4                        Severability.  If any one or more of the provisions of this Agreement shall be invalid, illegal, unenforceable in any respect, it shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision of this Agreement. Each Party or party to an Acknowledgment, as applicable, shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provision(s) or such portion thereof with such valid, legal and enforceable provision(s) the economic effect of which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

10.5                        Data Protection Laws / Security.

10.5.1              Compliance with Laws and Regulations.

10.5.1.1                By Amadeus. The applicable Amadeus Group entity will (i) comply with the data security laws applicable to such entity in the markets where it is providing services to Customer Offices hereunder, and (ii) comply with all GDS-sector specific data privacy laws applicable to it in such markets.

10.5.1.2                By Customer Offices.

a.              Generally. Customer Offices will comply with all data security laws applicable to them in the markets where they operate and which relate to the activities contemplated under this Agreement.

b.              Client Consents.  Customer Offices represent and warrant that they have obtained, and undertakes to maintain, any and all necessary consents or approvals from their respective customers and clients to enable Amadeus and Amadeus ACOs, as applicable, to process Personal Data and credit card data, as applicable, for the purpose of processing and otherwise handling the transactions contemplated under this Agreement.  Customer will indemnify Amadeus and each Amadeus ACO against all costs, losses, damages, expenses or claims arising out of or in connection with the failure by a Customer Office to obtain and maintain any such consents or approvals from its customers and clients.

c.               Partner Consents.  In the event any Amadeus Group entity is requested to provide Customer with booking data related to bookings by entities which are not Controlled by Customer (e.g., any permitted joint venture, consortia, sub-agent or franchise locations identified in this Agreement) (“Partners”), Customer represents and warrants on the date hereof and upon the inclusion of any Partner under this Agreement that it has obtained, and undertakes to maintain, any and all legally required consents or approvals from such Partners to enable Amadeus to provide such data to Customer and, at Amadeus’ request, shall cause such Partner(s) to provide written consent on a mutually agreed consent form.  Customer will indemnify Amadeus and each Amadeus ACO against all costs, losses, damages, expenses or claims arising out of or in connection with the failure by a Customer Office to obtain and maintain any such consents or approvals from its Partners.

10.5.2              Security. Amadeus shall maintain standard environmental, safety and facility procedures, data security and back-up procedures and other safeguards, in accordance with generally accepted industry standards, against a Data Event.

10.5.3              Customer Notification. Where required by law, each Customer Office shall provide the following notice to its customers (whose bookings are made through the Amadeus System): “You agree that in order to render the services you are contracting, your personal data will be included in a data file whose data controller is the Spanish company Amadeus IT Group, S.A. You may exercise your rights of access and rectification by notice (preferably in English) to dataprotection@amadeus.com”.

If a Customer Office is collecting special categories of data as defined in the EU directive 95/46/EC, such as personal data revealing racial or ethnic origin, health or sex life, Customer Office shall obtain the individual’s explicit consent for the processing of such personal data. This consent shall be in writing in case of collection of data revealing political opinions, religious or philosophical beliefs.

Each Customer Office shall inform and keep Amadeus updated about the corporate implants under its responsibility.

10.6                        Captions.  The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of the provisions thereto.

10.7                        Waiver.  The waiver or forbearance or failure of a Party or party to an Acknowledgment, to insist in any one or more instances upon the performance of any provision hereunder shall not be construed as a waiver or relinquishment of that party’s rights to future performance of such provision and the other party’s obligation in respect of such future performance shall continue in full force and effect.

10.8                        Notices.  All notices of breach or demand under this Agreement involving a Party shall be sent by (i) overnight mail via an internationally recognized courier, or (ii) registered mail return receipt requested, or (iii) confirmed telefax, and shall be deemed to have been given upon receipt at the following addresses:

Amadeus IT Group, S.A.	Yatra Online Private Limited
Salvador de Madariaga, 1	5th Floor, Tower-A, Unitech Cyber
28027 Madrid	Park, Sector 39, Gurgaon, Haryana
Spain	122002, India

Attn: VP, Global Customer Group	Attn: Dhruv Shringi / Alok Vaish
dhruv.shringi@yatra.com;
For claims and demands, a copy must be	alok.vaish@yatra.com
provided to:

Attn: General Counsel
Fax: +34 91 582 0129

For clarification, invoices, payments and general correspondence or operational notices, shall be sent to the applicable Party as indicated by such Party.

Notices involving a party to an Acknowledgment shall be sent as indicated on the Acknowledgment.  However, any legal claims assigned to the Parties as per Section 9.1 shall also be sent as provided above.

10.9                        Governing Law.  This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.  Each arrangement entered into pursuant to an Acknowledgment will be governed by the law of the country where the Amadeus ACO is located except solely for claims assigned to a Party as per Section 9.1 (which will be governed by English law).

10.10                 Booking and Transaction Count.  Amadeus relies upon automated records for Booking and Transaction data. In the event Customer disputes the Booking volume, Customer must prove and substantiate such claim with proper records (electronic or otherwise) of all Bookings made within [***] days from date of intimation of Booking volumes by Amadeus to Customer failing which Amadeus’ calculations will be final and binding.

10.11                 Entire Agreement.  This Agreement, and arrangements entered into pursuant to the Acknowledgment, respectively, constitute the final and entire agreement between the parties thereto relating to its subject matter and supersedes any and all prior or contemporaneous letters, memoranda, representations, discussion, negotiations, understandings and agreements, whether written or oral, with respect to such subject matter, all of the same being merged herein. [***]

10.12                 Modifications. No modifications or amendments to this Agreement, or an Acknowledgment, shall be valid unless in writing signed by authorised representatives of the applicable parties.

10.13                 Counterparts. This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.14                 Third Party Beneficiary.  Unless expressly provided to the contrary in this Agreement a person who is not a party to this Agreement or an Acknowledgment has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

IN WITNESS THEREOF, the Parties have executed this Agreement as of the day and year first above written.

AMADEUS IT GROUP, S.A.		Yatra Online Private Limited

Name:	Decius Valmorbida	Name:	Alok Vaish

Title:	SVP Travel Channels	Title:	Chief Financial Officer

/s/ Decius Valmorbida		/s/ Alok Vaish
Signature		Signature